Supplementing the Preliminary Prospectus	Filed Pursuant to Rule 433
Supplement dated January 11, 2016	Registration No. 333-201445
(To Prospectus dated January 12, 2015)

Ecolab Inc.

$400,000,000 2.000% Notes due 2019

$400,000,000 3.250% Notes due 2023

Pricing Term Sheet

January 11, 2016

Issuer:	Ecolab Inc.
Type of Offering:	SEC registered (No. 333-201445)
Trade Date:	January 11, 2016
Settlement Date:	January 14, 2016 (T+3)
Anticipated Ratings:	Baa1 (stable outlook) by Moody’s Investors Service, Inc. BBB+ (positive outlook) by Standard & Poor’s Ratings Services
Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Use of Proceeds	We intend to use the net proceeds from the sale of the notes to repay commercial paper borrowings, our term loan due 2016, and general corporate and working capital purposes.

Title:	2019 Notes	2023 Notes
Principal Amount:	$400,000,000	$400,000,000
Maturity Date:	January 14, 2019	January 14, 2023
Coupon:	2.000%	3.250%
Interest Payment Dates:	January 14 and July 14, commencing July 14, 2016	January 14 and July 14, commencing July 14, 2016
Price to Public:	99.838%	99.950%
Benchmark Treasury:	UST 1.250% due December 15, 2018	UST 2.125% due December 31, 2022
Benchmark Treasury Price and Yield:	100-06¾ ; 1.176%	101-09; 1.928%
Spread to Benchmark Treasury:	+88 bps	+133 bps
Yield to Maturity:	2.056%	3.258%
Make-Whole Call:	T + 15 bps	T + 20 bps
CUSIP/ISIN:	278865AT7/US278865AT78	278865AU4/US278865AU42

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (212) 834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322.